As filed with the Securities and Exchange Commission on April 29, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BOISE INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	2600	20-8356960
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1111 West Jefferson Street, Suite 200

Boise, ID 83702-5388

(208) 384-7000

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Alexander Toeldte, Chief Executive Officer

1111 West Jefferson Street, Suite 200

Boise, ID 83702-5388

(208) 384-7000

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Karen Gowland, Esq.

Boise Inc.

1111 West Jefferson Street, Suite 200

Boise, ID 83702-5388

(208) 384-7000

J. Craig Walker, Esq.

K&L Gates LLP

70 West Madison Street, Suite 3100

Chicago, Illinois 60602

(312) 372-1121

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement upon exercise of outstanding warrants.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Shares of Common Stock, par value $0.0001 per share, underlying the Warrants	3,000,000	$7.50	$22,500,000	$1,604.25

(1)	In accordance with Rule 429 under the Securities Act and, as further described below under the heading “Statement Pursuant to Rule 429(b),” the prospectus contained herein also relates to the 41,400,000 shares of common stock of this registrant registered under the registration statement no. 333-141398. All filing fees payable in connection with the registration of the foregoing 41,400,000 shares of common stock were previously paid in connection with the filing of the original registration statement.
(2)	Pursuant to Rule 416, there are also being registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of the anti-dilution provisions contained in the Warrants.
(3)	Estimated solely for purposes of calculating the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Statement Pursuant to Rule 429(b)

This registrant is filing a single prospectus in this registration statement pursuant to Rule 429 under the Securities Act, in order to satisfy the requirements of the Securities Act and the rules and regulations thereunder for this offering and the offering registered on a previously filed registration statement. Pursuant to Rule 429, upon effectiveness, this Registration Statement will constitute a post-effective amendment of registration statement no. 333-141398 and contains a combined prospectus that covers 41,400,0000 shares of previously registered and unissued common stock of this registrant issuable upon exercise of our 41,400,000 warrants included as part of the units issued in our initial public offering pursuant to a prospectus dated June 17, 2007, as well as 3,000,000 shares of common stock of this registrant being registered hereunder issuable upon exercise of our 3,000,000 insider warrants, for a total of 44,400,000 shares of common stock registered hereunder. Because the insider warrants are eligible for sale by the insiders pursuant to Rule 144, we are filing this registration statement in order to register the underlying shares of common stock issuable upon exercise of such insider warrants prior to any exercise thereof (as of the date hereof, such warrants are not in the money).

The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 29, 2010

PRELIMINARY PROSPECTUS

44,400,000 Shares of Common Stock

This prospectus relates to 41,400,000 shares of common stock of Boise Inc. issuable upon exercise of our 41,400,000 public warrants (the “public warrants”) included as part of the units issued in our initial public offering pursuant to a prospectus dated June 17, 2007, and 3,000,000 shares of common stock of Boise Inc. issuable upon exercise of our 3,000,000 warrants (the “insider warrants”) originally issued to certain of our directors concurrently with our initial public offering. The warrants have an exercise price of $7.50 per share.

Our common stock and warrants are listed on the New York Stock Exchange (“NYSE”) under the symbol “BZ” and “BZ-WT” respectively. On April 27, 2010 on the NYSE, the closing price of the common stock was $7.11 per share and the closing price of the warrants was $.86 per warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April     , 2010.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided in this prospectus, any prospectus supplement, the documents incorporated by reference or any other offering material is accurate as of any date other than the date on the front of those documents, as applicable.

PROSPECTUS

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of the offering, you should read the entire prospectus carefully, including the risk factors and the financial statements incorporated herein by reference. Unless otherwise stated in this prospectus references to “we” or “our Company” refer to Boise Inc. Unless otherwise stated in this prospectus references to “warrants” refer to the public warrants and insider warrants. In addition, this prospectus gives retroactive effect to stock dividends of 0.5 and 0.2 shares of common stock for each outstanding share of common stock on June 12, 2007 and June 19, 2007, respectively.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. Our securities are listed on the New York Stock Exchange. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

Company Overview

Boise Inc. is a large, diverse United States-based manufacturer of packaging products and papers, including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp. We own pulp and paper mill operations in the following locations: Jackson, Alabama; International Falls, Minnesota; St. Helens, Oregon; and Wallula, Washington, all of which manufacture uncoated freesheet paper. We also own a mill in DeRidder, Louisiana, which produces containerboard (linerboard) and newsprint. In addition, we have a network of five corrugated container plants located in the Pacific Northwest, a corrugated sheet plant in Nevada, and a corrugated sheet feeder plant in Texas. We are headquartered in Boise, Idaho, and have approximately 4,100 employees.

On February 22, 2008, Aldabra 2 Acquisition Corp. completed the acquisition (the “Acquisition”) of Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp. (collectively, the “Paper Group”), and other assets and liabilities related to the operation of the paper, packaging and newsprint, and transportation businesses of the Paper Group and part of the headquarters operations of Boise Cascade, L.L.C. (“Boise Cascade”). Subsequent to the Acquisition, Aldabra 2 Acquisition Corp. changed its name to Boise Inc. The acquired business is referred to in this prospectus as the “Predecessor.”

We operate our business in three reportable segments: Paper, Packaging, and Corporate and Other (support services).

Additional Information

Our principal executive offices are located at 1111 West Jefferson Street, Suite 200, Boise, ID 83702-5388.

THE OFFERING

Securities Offered:	41,400,000 shares of common stock, underlying the public warrants, with an exercise price of $7.50. 3,000,000 shares of common stock, underlying the insider warrants, with an exercise price of $7.50.

Our common stock and public warrants began trading on the NYSE on February 25, 2008.

Common Stock:

Number of shares outstanding before the offering:	84,792,231 shares of common stock.

Number of shares outstanding after the offering:	129,192,231 shares of common stock

New York Stock Exchange symbol for our common stock:	BZ

New York Stock Exchange symbol for our warrants:	BZ-WT

Warrants:

Number sold to insiders:	3,000,000 warrants

Number outstanding including public warrants and insider warrants:	44,400,000 warrants

Exercisability:	Each warrant is exercisable for one share of common stock.

Exercise Period:	The warrants became exercisable on June 19, 2008. However, the public warrants will only be exercisable if a registration relating to the common stock issuable upon exercise of the public warrants is effective and current. The warrants will expire at 5:00 p.m., New York time, on June 18, 2011 or earlier upon redemption.

Redemption:

We may redeem the outstanding warrants (excluding any insider warrants held by the initial purchaser or their affiliates) without the prior consent of the underwriters:

— in whole and not in part,

— at a price of $.01 per warrant at any time while the warrants are exercisable,

— upon a minimum of 30 days’ prior written notice of redemption, and

—  if, and only, if, the last sales price of our common stock equals or exceeds $14.25 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder can exercise his, her or its warrant.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain information that could impact future results of operations or financial condition; or

•	state other “forward-looking” information.

There may be events in the future that we are not able to accurately predict or over which we have little or no control. The following factors, among others, may cause actual results to differ materially from the expectations described by us in our forward-looking statements:

•	paper and packaging industry trends, including factors affecting supply and demand;

•	our continued ability to meet the requirements of our credit facilities;

•	cost of raw materials and energy;

•	legislation or regulatory environments, requirements or changes affecting the businesses in which we are engaged;

•	labor and personnel relations;

•	successfully realizing the benefits of operational restructuring and capital investments;

•	our customer concentration;

•	changing interpretations of generally accepted accounting principles;

•	credit or currency risks affecting our revenue and profitability;

•	continued compliance with government regulations ;

•	general economic conditions; and

•	those factors listed under “Risk Factors” in this prospectus.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

All forward-looking statements included herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this prospectus. If any of these factors actually occur, the business, financial condition or results of operations of Boise Inc. could be affected materially and adversely, the value of our common stock could decline, and stockholders could lose all or part of their investment.

Adverse business and economic conditions may have a material adverse effect on our business, results of operations, and financial position.

General economic conditions adversely affect the demand and production of consumer goods, employment levels, the availability and cost of credit, and ultimately, the profitability of our business. High unemployment rates, lower family income, lower corporate earnings, lower business investment, and lower consumer spending typically result in decreased demand for our products. These conditions are beyond our control and may have a significant impact on our business, results of operations, cash flows, and financial position.

We have substantial indebtedness, and our ability to repay our debt is dependent on our ability to generate cash from operations.

As of December 31, 2009, our total indebtedness was $815.9 million. Our ability to repay our indebtedness and to fund planned capital expenditures depends on our ability to generate cash from future operations. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control. Our inability to generate sufficient cash flow to satisfy our debt obligations, to obtain additional debt, or to refinance our obligations on commercially reasonable terms would have a material adverse effect on our business, financial condition, and results of operations.

Our indebtedness imposes restrictive covenants on us, and a default under our debt agreements could have a material adverse effect on our business and financial condition.

Our credit facilities require BZ Intermediate Holdings LLC (“Holdings”) and its subsidiaries to maintain specified financial ratios and to satisfy certain financial tests. These tests include, in the case of our credit facilities, an interest coverage ratio test, a first lien secured leverage ratio test, and a total leverage ratio test. In addition, our credit facilities restrict, and the indenture governing our 9% senior notes restricts, among other things, the ability of Holdings and its subsidiaries to create additional liens on assets, make investments or acquisitions, pay dividends, incur additional indebtedness, sell assets, including capital stock of subsidiaries, make capital expenditures, place restrictions on the ability of such subsidiaries to make distributions, enter into transactions with our affiliates, enter into new lines of business, and engage in consolidations, mergers, or sales of substantially all of our assets. We will need to seek permission from the lenders under our indebtedness to engage in specified corporate actions. The lenders’ interests may be different from our interests, and no assurance can be given that we will be able to obtain the lenders’ permission when needed.

Various risks, uncertainties, and events beyond our control could affect our ability to comply with these covenants. Failure to comply with these covenants (or similar covenants contained in future financing agreements) could result in a default under the credit facilities, the indenture governing the 9% senior notes, and other agreements containing cross-default provisions, which, if not cured or waived, could have a material adverse effect on our business, financial condition, and results of operations. A default would permit lenders or holders to accelerate the maturity of the debt under these agreements, to foreclose upon any collateral securing the debt, and to terminate any commitments to lend. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including the obligations of Boise Paper Holdings, L.L.C., and Boise Finance Company under the 9% senior notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.

Our operations require substantial capital, and we may not have adequate capital resources to provide for all of our capital requirements.

Our businesses are capital-intensive, and we regularly incur capital expenditures to maintain our equipment, increase our operating efficiency, and comply with environmental laws. In addition, significant amounts of capital are required to modify our equipment to produce alternative or additional products or to make significant improvements in the characteristics of our current products. During the year ended December 31, 2009, our total capital expenditures, excluding acquisitions, were $77.1 million. We expect to spend approximately $100 million on capital expenditures for 2010. We currently expect our capital expenditures to be between $90 million and $120 million annually over the next five years.

If we require funds for operating needs and capital expenditures beyond those generated from operations, we may not be able to obtain them on favorable terms or at all. In addition, our debt service obligations will reduce our available cash flows. If we cannot maintain or upgrade our equipment as necessary for our continued operations or as needed to ensure environmental compliance, we could be required to cease or curtail some of our manufacturing operations, or we may become unable to manufacture products that can compete effectively in one or more of our markets.

We anticipate significant future funding obligations for pension benefits.

In December 2008, we enacted a freeze on our defined benefit pension plan for salaried employees (the “Salaried Plan”); however, we continue to maintain defined benefit pension plans for most of our union employees. Despite the freeze of the Salaried Plan, we will continue to have significant obligations for pension benefits. As of December 31, 2009, our pension assets had a market value of $302 million, compared with $248 million at December 31, 2008. In March 2010, we made a $5.5 million voluntary cash contribution to our qualified pension plans. Assuming a rate of return on plan assets of 7.25% in 2010 and 2011, and that minimum contributions are made in both years, we estimate that we will be required to contribute an additional $1 million in 2010 and approximately $21 million in 2011. The amount of required contributions will depend, among other things, on actual returns on plan assets, changes in interest rates that affect our discount rate assumptions, changes in pension funding requirement laws, and modifications to our plans. Our estimates may change materially depending upon the impact of these and other factors, and the amount of our contributions may adversely affect our cash flows, financial condition, and results of operations.

Some of our paper products are vulnerable to long-term declines in demand due to competing technologies or materials.

Our uncoated freesheet papers and newsprint compete with electronic data transmission, document storage alternatives, and paper grades we do not produce. Increasing shifts to these alternatives have had and are likely to continue to have an adverse effect on traditional print media and paper usage. Neither the timing nor the extent of this shift can be predicted with certainty. Because of these trends, demand for paper products may shift from one grade of paper to another or be eliminated altogether.

The paper industry experiences cyclicality; changes in the prices of our products could materially affect our financial condition, results of operations, and cash flows.

Historically, macroeconomic conditions and fluctuations in industry capacity have created cyclical changes in prices, sales volumes, and margins for our products. Changing industry conditions can influence paper and packaging producers to idle or permanently close individual machines or entire mills. In addition, to avoid substantial cash costs in connection with idling or closing a mill, some producers will choose to continue to operate at a loss, sometimes even a cash loss, which could prolong weak pricing environments due to oversupply. Oversupply in these markets can also result from producers introducing new capacity in response to favorable short-term pricing trends.

Industry supply is also influenced by overseas production capacity, which has grown in recent years and is expected to continue to grow. A weak U.S. dollar tends to mitigate the levels of imports, while a strong U.S. dollar tends to increase imports of commodity paper products from overseas, putting downward pressure on prices.

Prices for all of our products are driven by many factors outside our control, and we have little influence over the timing and extent of price changes, which are often volatile. Market conditions beyond our control determine the prices for our commodity products, and as a result, the price for any one or more of these products may fall below our cash production costs, requiring us to either incur short-term losses on product sales or cease production at one or more of our manufacturing facilities. From time to time, we have taken downtime (or slowed production) at some of our mills to balance our production with the market demand for our products, and we may continue to do so in the future. Some of our competitors may also close or reduce production at their operating facilities, some of which could reopen and increase production capacity. This potential supply and demand imbalance could cause prices to fall. Therefore, our ability to achieve acceptable operating performance and margins is principally dependent on managing our cost structure, managing changes in raw materials prices (which represent a large component of our operating costs and fluctuate based upon factors beyond our control), and general conditions in the paper market. If the prices for our products decline or if our raw material costs increase, it could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We face strong competition in our markets.

The paper and packaging and newsprint industry is highly competitive. We face competition from numerous competitors, domestic as well as foreign. Some of our competitors are large, vertically integrated companies that have greater financial and other resources, greater manufacturing economies of scale, greater energy self-sufficiency, or lower operating costs, compared with our company. We may be unable to compete with other companies in the market during the various stages of the business cycle and particularly during any downturns. Some of the factors that may adversely affect our ability to compete in the markets in which we participate include the entry of new competitors (including foreign producers) into the markets we serve, our competitors’ pricing strategies, our failure to anticipate and respond to changing customer preferences, and our inability to maintain the cost-efficiency of our facilities.

We depend on OfficeMax Incorporated for a significant portion of our business.

Our largest customer, OfficeMax Incorporated (“OfficeMax”), accounted for approximately 28% of our total sales for the year ended December 2009. In October 2004, OfficeMax agreed to purchase from our Predecessor its full North American requirements for cut-size office paper, to the extent Boise chooses to supply such paper to them, through December 2012. If this contract is not renewed or not renewed on terms similar to the existing terms, our future business operations may be adversely affected. If OfficeMax were unable to pay, our financial performance could be affected significantly and negatively. Any significant deterioration in the financial condition of OfficeMax or a significant change in its business that would affect its willingness to continue to purchase our products could have a material adverse effect on our business, financial condition, results of operations and cash flows.

A material disruption at one of our manufacturing facilities could prevent us from meeting customer demand, reduce our sales, and/or negatively affect our net income.

Any of our manufacturing facilities, or any of our machines within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including:

•	Maintenance outages;

•	Prolonged power failures;

•	Equipment failure;

•	Disruption in the supply of raw materials, such as wood fiber, energy, or chemicals;

•	A chemical spill or release;

•	Closure because of environmental-related concerns;

•	Explosion of a boiler;

•	The effect of a drought or reduced rainfall on our water supply;

•	Disruptions in the transportation infrastructure, including roads, bridges, railroad tracks, and tunnels;

•	Fires, floods, earthquakes, hurricanes, or other catastrophes;

•	Terrorism or threats of terrorism;

•	Labor difficulties; or

•	Other operational problems.

Any such downtime or facility damage could prevent us from meeting customer demand for our products and/or require us to make unplanned capital expenditures. If our machines or facilities were to incur significant downtime, our ability to meet our production capacity targets and satisfy customer requirements would be impaired, resulting in lower sales and having a negative effect on our financial results.

Increases in the cost of our raw materials, including wood fiber, chemicals, and energy could affect our profitability.

We rely heavily on raw materials, including wood fiber and chemicals, and energy sources, including natural gas and electricity. Our profitability has been, and will continue to be, affected by changes in the costs and availability of such raw materials. For most of our products, the relationship between industry supply and demand, rather than changes in the cost of raw materials, determines our ability to increase prices. Consequently, we may be unable to pass increases in our operating costs on to our customers in the short term. Any sustained increase in raw material costs, coupled with our inability to increase prices, would reduce our operating margins and potentially require us to limit or cease operations of one or more of our machines or facilities.

Wood fiber is our principal raw material, accounting for approximately 27% and 17%, respectively, of the aggregate amount of materials, labor, and other operating expenses, including fiber costs, for our Paper and Packaging segments for the year ended December 31, 2009. Wood fiber is a commodity, and prices have historically been cyclical. In addition, wood fiber, including wood chips, sawdust, and shavings, is a byproduct in the manufacture of building products, and the availability of wood fiber is often negatively affected if demand for building products declines. Severe or sustained shortages of fiber could cause us to curtail our own operations, resulting in material and adverse effects on our sales and profitability. Future domestic or foreign legislation and litigation concerning the use of timberlands, the protection of endangered species, and forest health can also affect log and fiber supply.

Energy accounted for approximately 12% and 10%, respectively, of the aggregate amount of materials, labor, and other operating expenses, including fiber costs, for our Paper and Packaging segments for the year ended December 31, 2009. Energy prices, particularly for electricity, natural gas, and fuel oil, have been volatile in recent years. These fluctuations affect our manufacturing costs and can contribute significantly to earnings volatility.

Other raw materials we use include various chemical compounds, such as starch, caustic soda, precipitated calcium carbonate, sodium chlorate, and dyes. Purchases of chemicals accounted for approximately 15% and 7%, respectively, of the aggregate amount of materials, labor, and other operating expenses, including fiber costs, for our Paper and Packaging segments for the year ended December 31, 2009. The costs of these chemicals have been volatile historically and are influenced by capacity utilization, energy prices, and other factors beyond our control.

We are subject to significant environmental, health, and safety laws and regulations, and the cost of compliance could adversely affect our business and results of operation.

We are subject to a wide range of general and industry-specific environmental, health, and safety laws and regulations. If we fail to comply with these laws and regulations, we may face civil or criminal fines, penalties, or enforcement actions, including orders limiting our operations or requiring corrective measures, installation of pollution control equipment, or other remedial actions.

We anticipate that governmental regulation of our operations will continue to become more burdensome and that we will continue to incur significant capital and operating expenditures in order to maintain compliance with applicable laws. For example, we may be affected if laws concerning climate change are enacted that regulate greenhouse gas (GHG) emissions. Such laws may require buying allowances for mill GHG emissions or capital expenditures to reduce GHG emissions. Because environmental regulations are not consistent worldwide, our capital and operating expenditures for environmental compliance may adversely affect our ability to compete.

During the year ended December 31, 2009, capital expenditures for environmental compliance were $2.2 million. We expect to spend approximately $1.4 million on environmental items in 2010. Enactment of new environmental laws or regulations or changes in existing laws or regulations might require significant additional expenditures. We may be unable to generate funds or other sources of liquidity and capital to fund unforeseen environmental liabilities or expenditures.

Labor disruptions or increased labor costs could materially adversely affect our business.

While we believe we have good labor relations, we could experience a material labor disruption, strike, or significantly increased labor costs at one or more of our facilities, either in the course of negotiations of a labor agreement or otherwise. Either of these situations could prevent us from meeting customer demand or result in increased costs, thereby reducing our sales and profitability. As of January 31, 2010, we had approximately 4,100 employees. Approximately 60% of these employees work pursuant to collective bargaining agreements. As of January 31, 2010, approximately 33% of our employees were working pursuant to collective bargaining agreements that have expired or will expire within one year, including agreements at the following facility locations: Wallula, Washington; DeRidder, Louisiana; Jackson, Alabama; St. Helens, Oregon; and Nampa, Idaho. The labor contract at our paper mill in Wallula, Washington (332 employees represented by the AWPPW) expired in March 2009 and was terminated by the AWPPW on October 31, 2009. In early February 2010, the union employees at Wallula rejected a new collective bargaining agreement that union leadership had recommended unanimously. On February 22, 2010, the Company declared an impasse in the bargaining process and implemented the terms of the last contract offer.

Our potential inability to reach a mutually acceptable labor contract at Wallula, or at any of our other facilities, could result in, among other things, strikes or other work stoppages or slowdowns by the affected employees. While we have in place contingency plans to address labor disturbances, we could experience disruption to our operations that could have a material adverse effect on our results of operations, financial condition, and liquidity. Future labor agreements could increase our costs of healthcare, retirement benefits, wages, and other employee benefits. Additionally, labor issues that affect our suppliers could also have a material adverse effect on us if those issues interfere with our ability to obtain raw materials on a cost-effective and timely basis.

We may engage in future acquisitions that could materially affect our business, operating results, and financial condition.

We may seek to acquire other businesses, products or assets. However, we may not be able to find suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not strengthen our competitive position or achieve our goals. Acquisitions may disrupt our ongoing operations, divert management from day-to-day responsibilities, increase our expenses, and adversely impact our business, operating results, and financial condition. Future acquisitions may reduce our cash available for operations and other uses. There can be no assurance that we will be able to manage the integration of acquired businesses effectively or be able to retain and motivate key personnel from these businesses. Any difficulties we encounter in the integration process could increase our expenses and have a material adverse effect on our business, financial condition and results of operations.

USE OF PROCEEDS

Assuming the exercise of all the warrants for cash, we will receive gross proceeds of $333,000,000. We intend to use the proceeds from the exercise of the warrants for working capital, operating expenses and other general corporate purposes, including possible acquisitions. Insiders may elect to exercise insider warrants held by them on a cashless basis, in which case the gross proceeds would be reduced by the exercise price of any warrants exercised on a cashless basis. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of common stock offered hereby is determined by reference to the exercise price of the warrants. The exercise price of the warrants is $7.50 per share and was determined at the time of the initial public offering.

PLAN OF DISTRIBUTION

Pursuant to the terms of the warrants, the shares of common stock will be distributed to those warrant holders who surrender the certificates representing the warrants and provide payment of the exercise price to our warrant agent, Continental Stock Transfer & Trust Company. We do not know if or when the warrants will be exercised. We also do not know whether any of the shares acquired upon exercise will be sold.

LEGAL MATTERS

Karen E. Gowland, Vice President, General Counsel and Secretary of the Company, acted as counsel in connection with the offering of our securities under the Securities Act, and as such, passed upon the validity of the securities offered in this prospectus.

EXPERTS

The consolidated financial statements of Boise Inc. as of December 31, 2009 and 2008, and for each of the years in the two-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Aldabra 2 Acquisition Corp. (n/k/a Boise Inc.) at December 31, 2007 and for the period from February 1, 2007 (inception) to December 31, 2007 incorporated by reference herein have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Boise Paper Products for the period from January 1, 2008 through February 21, 2008, and for the year ended December 31, 2007, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Under the Securities Exchange Act of 1934, we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3, which includes exhibits, schedules and amendments, under the Securities Act, with respect to the offering of our securities. Parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and the offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-3 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

The Company’s Internet address is http://boiseinc.com. We make available on or through our investor relations page on our website, free of charge, our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and beneficial ownership reports on Forms 3, 4, and 5 and amendments to those reports as soon as reasonably practicable after this material is electronically filed or furnished to the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another filed document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. Accordingly, we incorporate by reference the following documents or information filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which we filed with the SEC on February 25, 2010;

•

Current Reports on Form 8-K filed on January 25, 2010, February 22, 2010, March 8, 2010 (SEC Accession No. 0001193125-10-050039), March 9, 2010 (SEC Accession No. 0001193125-10-051175), March 9, 2010 (SEC Accession No. 0001193125-10-050587), March 22, 2010, and April 12, 2010.

•	The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on June 13, 2007.

•

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

We do not incorporate by reference documents or information furnished to, but not filed with, the SEC.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents or information that have been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this at no cost to the requestor upon written or telephonic request addressed to:

Boise Inc.

1111 West Jefferson Street, Suite 200

Boise, ID 83702-5388

Attn: Secretary

(208) 384-7000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses relating to the registration of the securities will be borne by the registrant. Such expenses (excluding underwriting discounts and commissions) are estimated to be as follows:

SEC Filing Fee	1,604.25
Printing and Engraving Fees and Expenses	3,000.00
Accounting Fees and Expenses	15,000.00
Legal Fees	50,000.00
Miscellaneous	395.75

Total	$70,000.00

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 145 of the Delaware General Corporation Law permits a corporation to purchase and maintain, on behalf of any director, officer, employee or agent of a corporation insurance against liabilities incurred in such capacities. Section 145 of the Delaware General Corporation Law also permits a corporation to pay expenses incurred by a director or officer in advance of the final disposition of an action, suit, or proceeding, upon receipt of an undertaking by the director or officer to repay such amount if it is determined that such person is not entitled to indemnification.

Our Second Amended and Restated Certificate of Incorporation and our Bylaws provide that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, the directors and officers of the company against all expense, liability and loss, including attorneys’ fees, incurred by them in connection with any actual or threatened action, suit, or proceeding to which they are or may become parties and which arises out of their status as directors or officers of the company. Our Second Amended and Restated Certificate of Incorporation provides that these indemnification rights are deemed to be a contract between the company and each director or officer to indemnify him or her to the fullest extent authorized by the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers pursuant to the above provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Our directors and officers are insured, under insurance policies maintained by the company, against expenses incurred in the defense of actions, suits, or proceedings and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers.

The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware General Corporation Law and Article Ninth of our Second Amended and Restated Certificate of Incorporation.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description

4.1	Investor Rights Agreement, dated February 22, 2008, by and between the Company, Boise Cascade, L.L.C., Boise Cascade Holdings, L.L.C., and the other shareholders party thereto*

4.2	Specimen Common Stock Certificate**

5.1	Opinion of Karen E. Gowland, Vice President, General Counsel and Secretary of the Company

23.1	Consent of KPMG LLP

23.2	Consent of KPMG LLP

23.3	Consent of McGladrey & Pullen, LLP

23.4	Consent of Karen E. Gowland, Vice President, General Counsel and Secretary of the Company (included in Exhibit 5.1 of this Registration Statement)

*	Incorporated by reference to Exhibit 4.1 to the Form 8-K filed with the SEC on February 28, 2008 (SEC Accession No. 0001104659-08-013865).
**	Incorporated by reference to Exhibit 4.2 to the Registration Statement no. 333-141398, as amended.

ITEM 17.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B (§ 230.430B of this chapter):

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on the 29th day of April, 2010.

BOISE INC.

By:	/S/ ALEXANDER TOELDTE
Name:	Alexander Toeldte
Title:	President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/S/ ALEXANDER TOELDTE Alexander Toeldte	President, Chief Executive Officer and Director (Principal Executive Officer)	April 29, 2010

/S/ ROBERT M. MCNUTT Robert M. McNutt	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 29, 2010

/S/ SAMUEL K. COTTERELL Samuel K. Cotterell	Vice President and Controller (Principal Accounting Officer)	April 29, 2010

/S/ JACK GOLDMAN Jack Goldman	Director	April 29, 2010

/S/ JASON G. WEISS Jason G. Weiss	Director	April 29, 2010

/S/ NATHAN D. LEIGHT Nathan D. Leight	Director	April 29, 2010

/S/ CARL A. ALBERT Carl A. Albert	Director	April 29, 2010

/S/ HEINRICH R. LENZ Heinrich R. Lenz	Director	April 29, 2010

/S/ JONATHAN W. BERGER Jonathan W. Berger	Director	April 29, 2010

EXHIBIT INDEX

Exhibit Number	Description

4.1	Investor Rights Agreement, dated February 22, 2008, by and between the Company, Boise Cascade, L.L.C., Boise Cascade Holdings, L.L.C., and the other shareholders party thereto*

4.2	Specimen Common Stock Certificate**

5.1	Opinion of Karen E. Gowland, Vice President, General Counsel and Secretary of the Company

23.1	Consent of KPMG LLP

23.2	Consent of KPMG LLP

23.3	Consent of McGladrey & Pullen, LLP

23.4	Consent of Karen E. Gowland, Vice President, General Counsel and Secretary of the Company (included in Exhibit 5.1 of this Registration Statement)

*	Incorporated by reference to Exhibit 4.1 to the Form 8-K filed with the SEC on February 28, 2008 (SEC Accession No. 0001104659-08-013865).
**	Incorporated by reference to Exhibit 4.2 to the Registration Statement no. 333-141398, as amended.